Exhibit 99.2

KALVISTA PRICES UPSIZED OFFERING OF $125.0 MILLION OF 3.250% CONVERTIBLE SENIOR NOTES DUE 2031

FRAMINGHAM, Mass. & SALISBURY, England, September 24, 2025 (BUSINESS WIRE) – KalVista Pharmaceuticals, Inc. (“KalVista”) (NASDAQ: KALV), announced today the pricing of its offering of $125.0 million aggregate principal amount of 3.250% Convertible Senior Notes due 2031 (the “notes”) in a private placement to persons reasonably believed to be qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”). The aggregate principal amount of the offering was increased from the previously announced offering size of $110.0 million. KalVista also granted the initial purchasers of the notes an option to purchase, for settlement within a 13-day period from, and including, the date on which the notes are first issued, up to an additional $18.75 million aggregate principal amount of notes. The sale of the notes is expected to close on September 29, 2025, subject to customary closing conditions.

The notes will be senior, unsecured obligations of KalVista, and will bear interest at a rate of 3.250% per year, payable semi-annually in arrears on April 1 and October 1 of each year, beginning on October 1, 2026. The notes will mature on October 1, 2031, unless earlier converted, repurchased or redeemed in accordance with the terms of the notes. Prior to 5:00 p.m., New York City time, on the business day immediately preceding July 31, 2031, the notes will be convertible at the option of holders of the notes only upon satisfaction of certain conditions and during certain periods, and thereafter, the notes will be convertible at the option of holders at any time until 5:00 p.m., New York City time, on the second scheduled trading day immediately preceding the maturity date, regardless of whether such conditions have been met. Upon conversion, the notes may be settled in shares of KalVista’s common stock, cash or a combination of cash and shares of KalVista’s common stock, at the election of KalVista. The initial conversion rate is 59.4919 shares of KalVista’s common stock per $1,000 principal amount of notes (equivalent to an initial conversion price of approximately $16.81 per share of KalVista’s common stock, representing an approximate 30.0% premium based on the last reported sale price of KalVista’s common stock on The Nasdaq Global Market on September 24, 2025 of $12.93 per share). The initial conversion rate will be subject to adjustment upon the occurrence of certain events, but will not be adjusted for any accrued and unpaid interest. Prior to October 5, 2028, the notes will not be redeemable. On or after October 5, 2028, and prior to July 1, 2031, KalVista may redeem for cash all or part of the notes, at its option, subject to a partial redemption limitation, if the last reported sale price of KalVista’s common stock has been at least 130% of the conversion price then in effect for at least 20 trading days (whether or not consecutive) during any 30 consecutive trading day period (including the last trading day of such period) ending on, and including, the trading day immediately preceding the date on which KalVista provides notice of redemption.

Holders of the notes will have the right to require KalVista to repurchase for cash all or a portion of their notes at 100% of their principal amount, plus any accrued and unpaid interest, upon the occurrence of a fundamental change (as defined in the indenture relating to the notes). KalVista will also be required to increase, in certain circumstances, the conversion rate for holders who convert their notes in connection with certain fundamental changes occurring prior to the maturity date or convert their notes called (or deemed called) for redemption following the delivery by KalVista of a notice of redemption.

KalVista estimates that the net proceeds from the offering will be approximately $120.8 million (or approximately $139.0 million if the initial purchasers exercise their option to purchase additional notes in full), after deducting the initial purchasers’ discount and estimated offering expenses payable by KalVista.

KalVista expects to use the net proceeds from the offering for working capital and other general corporate purposes, including the commercialization of EKTERLY. KalVista may also use a portion of the net proceeds from the offering for investments in and acquisitions of other companies, products or technologies in the future. However, KalVista has no commitments or specific plans with respect to any such investments in and acquisitions of other companies, products or technologies at this time.

This announcement is neither an offer to sell nor a solicitation of an offer to buy any of these securities (including the shares of KalVista’s common stock, if any, into which the notes are convertible) and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale is unlawful. Any offers of the notes were made only by means of a private offering memorandum.

The offering is being made to persons reasonably believed to be qualified institutional buyers pursuant to Rule 144A under the Securities Act. The notes and any shares of KalVista’s common stock issuable upon conversion of the notes have not been and will not be registered under the Securities Act, or any state securities laws and may not be offered or sold in the United States absent registration or an applicable exemption from such registration requirements.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended, that involve risks and uncertainties, including, without limitation, statements regarding the timing and closing of KalVista’s offering of the notes and expected use of net proceeds from the offering. Statements containing words such as “could,” “believe,” “expect,” “intend,” “will,” or similar expressions constitute forward-looking statements. Factors that may contribute to such differences include, but are not limited to, risks related to whether KalVista will close the offering of the notes, the expected use of the net proceeds from the offering, which could change as a result of market conditions or for other reasons, prevailing market and other general economic, industry or political conditions in the United States or internationally, and whether KalVista will be able to satisfy the conditions required to close the sale of the notes. The foregoing list of risks and uncertainties is illustrative, but is not exhaustive. For information about other potential factors that could affect KalVista’s business and financial results, please review the “Risk Factors” described in KalVista’s Annual Report on Form 10-K for the year ended April 30, 2025 filed with the Securities and Exchange Commission (the “SEC”) on July 10, 2025 and in KalVista’s other filings with the SEC. Except as may be required by law, KalVista does not intend, and undertakes no duty, to update this information to reflect future events or circumstances.

Investors:

Ryan Baker

Head, Investor Relations

(617) 771-5001

ryan.baker@kalvista.com

Media:

Molly Cameron

Director, Corporate Communications

(857) 356-0164

molly.cameron@kalvista.com